Exhibit 10.18

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made and effective the 24th day of March, 2006, by and between Microsemi Corporation, with offices at 2381 Morse Avenue, Irvine, CA 92614 (“Microsemi”) and Monolithic Power Systems, Inc., with offices at 983 University Avenue, Building A, Los Gatos, CA 95032 (“MPS”). Microsemi and MPS are collectively referred to as the “Parties”, and each separately as a “Party”.

WHEREAS, Microsemi is the assignee and owner of all rights, title and interest in and to United States Patent Nos. 5,615,093 (the “‘093 Patent”), 5,923,129 (the “‘129 Patent”), 5,930,121 (the “‘121 Patent”) and 6,198,234 (the “‘234 Patent”) (collectively the “Patents-in-Suit”);

WHEREAS, the Parties have been parties to a patent infringement lawsuit filed in the United States District Court, Central District of California, Southern Division, styled Microsemi Corporation v. Monolithic Power Systems, Inc., Case No. SACV 04-1174 CJC (the “Litigation”);

WHEREAS, MPS has filed an amended answer and counterclaims alleging that the Patents-in-Suit are invalid, unenforceable and/or not infringed with Microsemi filing a corresponding answer denying these counterclaims;

WHEREAS, MPS and Microsemi desire to avoid the time and expense of litigation, to compromise the disputed claims, and to fully and finally resolve and settle the Litigation through the exchange of mutual releases, a covenant not to sue and other valuable and adequate considerations as set forth in this Agreement; and

WHEREAS, Microsemi and MPS desire to explore the possibility of a mutually beneficial cooperative business relationship:

NOW, THEREFORE, in consideration of mutual promises and obligations recited herein, the Parties agree as follows:

I. DEFINITIONS

1.1 An “Affiliate” of a Party means any other Person controlled by or under direct or indirect common control with such Party, as of the Settlement Date. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 50% or more of the Voting Stock of a Person will be deemed to be control. For avoidance of doubt, where a Party and/or its Affiliates are required to do or refrain from any act(s) under this Agreement (e.g. provide the other Party a release or a covenant), the Party shall cause its Affiliates to do or refrain from any such acts.

1.2 “Claims” shall mean any and all claims, counterclaims, demands, actions and causes of action, and any related damages, liabilities, losses, payments, obligations, costs and expenses (including, without limitation, attorneys’ fees and costs), of any kind or nature, fixed or contingent, direct or indirect, in law or equity, several or otherwise, known or unknown, suspected or unsuspected.

1.3 “Microsemi Patents” shall mean the Patents-in-Suit as well as their related provisionals, continuations, continuations-in-part, divisionals, or reissues or re-examinations thereof, and all foreign patents and foreign patent applications counterpart thereto.

1.4 “MPS’s and Affiliates’ Products” shall mean products of MPS and/or its Affiliates that were designed in substantial part by MPS and/or its Affiliates.

1.5 “Person” shall mean an individual, trust, corporation, partnership, joint venture, limited liability, association, unincorporated organization or other legal or governmental entity.

1.6 “Settlement Date” means the date that this Agreement is fully executed.

1.7 “Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

II. SETTLEMENT AND RELEASE

2.1 The Parties agree to dismiss with prejudice the Litigation. Each Party shall pay its own attorney fees, expenses, expert fees, and costs incurred as a result of the Litigation. No later than (3) three days after the Settlement Date, the Parties shall execute and file a stipulation and order in the form set forth in Exhibit A dismissing with prejudice all claims, affirmative defenses, and any counterclaims in the Litigation. The Parties shall proceed promptly with any and all additional procedures needed or necessary to dismiss with prejudice the Litigation. Microsemi represents and warrants that it has the right, power and authority to cause its counsel to take any and all actions necessary in order to dismiss the Litigation with prejudice, grant all of the releases and covenants to MPS as set forth herein and otherwise comply with all Microsemi’s obligations under this Agreement. Likewise, MPS represents and warrants that it has the right, power and authority to cause its counsel to take any and all actions necessary in order to dismiss the Litigation with prejudice and otherwise comply with all MPS’s obligations under this Agreement.

2.2 Microsemi and its Affiliates release MPS and its Affiliates from any and all Claims (and liability) for any alleged past infringement of the Microsemi Patents. Microsemi further agrees that it and its Affiliates will not assert and, do release, any Claims for past infringement of the Microsemi Patents against MPS and its Affiliates or its or their direct or indirect customers, end users, agents, suppliers or distributors for use, manufacture, having manufactured, importation, offer for sale, sale or other distribution of any products that were sold prior to the Settlement Date of this Agreement by or on behalf of MPS or its Affiliates, its or their customers, end users, agents, licensees, suppliers or distributors.

2.3 Microsemi and MPS and their respective Affiliates irrevocably and perpetually release and waive worldwide any and all Claims pled in the Litigation and any and all Claims that are compulsory thereto against each other and each of the other’s Affiliates or their respective directors, officers, employees or agents. Each party and its respective Affiliates expressly waives any rights or benefits available to it in any capacity under the provisions of Section 1542 of the California Civil Code and of any similar statute, law, regulation, principle of judicial interpretation or other rule (of California or any other jurisdiction). Such Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

2.4 Each Party shall be responsible for and pay its own costs, expenses and attorneys’ fees in connection with the Litigation and settlement thereof.

III. COVENANT NOT TO SUE

3.1 Microsemi covenants that it and its Affiliates will not sue MPS, its Affiliates and their respective directors, officers, employees, contractors, agents, end users, customers, suppliers or distributors anywhere in the world at any time for any and all claims (and liability) for any alleged future infringement of the Microsemi Patents arising from MPS’s and Affiliates’ Products that are used, manufactured, having manufactured, imported, offered for sale, sold by or on behalf of MPS or its Affiliates, or otherwise distributed until the expiration of the last to expire Microsemi Patent.

IV. CONSIDERATION

4.1 In consideration of the settlement of the Litigation and, in particular, the release and covenant not to sue under this Agreement, MPS will make a one-time payment to Microsemi in the amount of one million five hundred thousand dollars (US$ 1,500,000.00) not later than April 3, 2006.

4.2 The payment set forth under Sub-Section 4.1 shall be the sole and exclusive payment obligation of MPS in connection with this Agreement and shall be Microsemi’s sole remuneration hereunder. The payment shall be made by wire transfer not later than April 3, 2006 to an account designated by Microsemi in writing no later than the Settlement Date.

V. CONFIDENTIALITY

5.1 Except as permitted in Sub-Section 8.6 or as may otherwise be required by law, including public financial filing requirements, each Party shall keep the financial terms of Section IV of this Agreement confidential and shall not disclose such terms or provisions without first obtaining the written consent of the other Party. Subject to the foregoing, the Parties agree to redact such financial terms and conditions from any required public version of this Agreement. The confidentiality obligations hereunder do not apply to the disclosure of the existence of this Agreement to existing and potential customers, end users, agents, suppliers, distributors and investors. Furthermore, the Parties may disclose to existing and potential customers, end users, agents, suppliers, distributors and investors that the Litigation concluded with an agreement pursuant to which Microsemi and its Affiliates covenanted not to assert the Microsemi Patents against MPS and its Affiliates, their customers, end users, agents, suppliers, and distributors. MPS and Microsemi may issue a joint press release, the content of which is set forth in Exhibit B attached hereto.

VI. VENUE AND GOVERNING LAW

6.1 This Agreement is to be construed in accordance with and governed by the laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of California to the rights and obligations of the Parties. The Parties agree that any action arising out of or otherwise relating to this Agreement, including, without limitation, any action relating to the breach, interpretation or enforceability of this Agreement, shall be brought in the United States District Court for the Central District of California, Santa Ana Division or, if such court lacks jurisdiction, the courts of the State of California for the County of Orange. Each party hereby consents to the personal jurisdiction of, and waives any objection to venue in, such court.

VII. RETURN OF DOCUMENTS

7.1 Not later than sixty (60) days after the Settlement Date, all copies of documents containing confidential or proprietary information of a Party produced in the Litigation by such Party to the other Party or otherwise obtained in the course of the litigation shall be destroyed or returned to counsel for the producing Party, with the exception of an archival copy of pleadings, correspondence, work product, interrogatory responses, depositions, deposition exhibits, court exhibits and other documents which may be retained by outside counsel for each Party, subject, however, to compliance with any protective orders. Each Party and its outside counsel shall certify compliance with the obligations of this Sub-Section 7.1.

VIII. MISCELLANEOUS

8.1 MPS and Microsemi each represents and warrants to the other that it is duly existing; that it has the full power and authority to enter into this Settlement Agreement; that it has not previously assigned to any person any Claim or prospective Claim against the other; that this Agreement does not and will not interfere with any other agreement to which it or any of its Affiliates is a party and that it and its Affiliates will not enter into any agreement the execution and/or performance of which would violate or interfere with this Agreement.

8.2 As of the Settlement Date, Microsemi represents and warrants that (i) it owns the Microsemi Patents or has the right to grant releases and covenants with respect to such Microsemi Patents in the full scopes set forth herein; (ii) no payment of consideration to any third party is required for the releases and covenants granted with respect to the Microsemi Patents; (iii) Microsemi has no parent or Affiliate who owns or controls any Microsemi Patents; and (iv) Microsemi has not entered into any agreement or arrangement under which it assigns or otherwise transfers the Microsemi Patents into a holding company or other person for enforcement of such Microsemi Patents.

8.3 Microsemi and its Affiliates shall not assign, grant, sell or otherwise transfer any right under the Microsemi Patents which are subject to MPS’ rights pursuant to this Agreement unless such assignment, grant, sale or other transfer is made subject to the terms and conditions of this Agreement. MPS and its Affiliates shall not assign, grant, sell or otherwise transfer any right under the Microsemi Patents which are subject to MPS’ rights pursuant to this Agreement except with written consent from Microsemi.

8.4 If one or more of the provisions of this Agreement is ruled wholly or partly invalid or unenforceable by the court, arbitrator or other government body of competent jurisdiction, then the validity and enforceability of all of the other provisions of this Agreement will be unaffected; and the provisions held wholly or partly invalid or unenforceable will be deemed amended, and the court, arbitrator or other government body shall reform the offending provision or provisions to the minimum extent necessary to render such provision or provisions valid and enforceable and, as so reformed, this Agreement shall be fully enforced.

8.5 Microsemi and MPS each represents that it has had the opportunity to be represented by counsel of its own choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and instruction of Microsemi and MPS, at arms length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to either Microsemi or MPS.

8.6 Each Party agrees that neither this Settlement Agreement nor any act under it constitutes or shall be construed to constitute an admission of liability or fault of any kind by the other Party or its Affiliates, which liability or fault of the other Party expressly denies. Furthermore, each Party maintains the positions it asserted in the Litigation. Each Party agrees that it will not seek to admit into evidence or otherwise use this Agreement in any way, except specifically to enforce the terms and conditions of this Agreement or as permitted in Sub-Section 5.1.

8.7 Microsemi and MPS agree that they will each sign such further documents and take such further acts as may be necessary to carry out the intent of this Agreement.

8.8 This Agreement may be signed in counterparts and shall be effective only when signed by Microsemi and MPS.

8.9 Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telecopy or facsimile at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than a Business Day during normal business hours where such notice is to be received), or (b) on the second Business Day following the date of mailing by express courier service, full prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to Microsemi:

Microsemi Corporation

2381 Morse Avenue

Irvine, CA 92614

ATTN: CEO

Fax: (949) 756-2602

with a mandatory copy to:

Winstead Sechrest & Minick P.C.

5400 Renaissance Tower

1201 Elm Street

Dallas, Texas 75270

ATTN: Jay J. Madrid and E.E. (“Jack”) Richards, II

Fax: (214) 745-5390

If to MPS:

Monolithic Power Systems, Inc.

983 University Avenue

Building A

Los Gatos, California 92618

ATTN: CEO

Fax: (408) 357-6601

with a mandatory copy to:

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071

ATTN: Robert Steinberg

Fax: (213) 891-8763

Either party may change its address by the notice given to the other party in the manner set forth.

8.10 The Parties agree that except as expressly recited herein, no other rights, licenses, permissions, or the like (express or implied) are granted herein.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the Settlement Date.

Date: March 24, 2006	Microsemi Corporation

	By:	/s/ DAVID R. SONKSEN
	Title:	Executive VP and
Chief Financial Officer

Date: March 24, 2006	Monolithic Power Systems, Inc.

	By:	/s/ MICHAEL R. HSING
	Title:	Chief Executive Officer

EXHIBIT “A”

Stipulation and [Proposed]

Order of Dismissal

EXHIBIT “B”

Joint Press Release